Exhibit 99.1

AITX’s RAD Announces Operational Cash Flow Positivity

The Company Expects Core RAD Inc. Revenue to be Greater Than Operational Expenses in September

Detroit, Michigan, August 26, 2024 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, is proud to announce that its wholly-owned subsidiary Robotic Assistance Devices, Inc. (RAD), expects that in September 2024 it can be considered operationally profitable when comparing core operational costs against revenues invoiced that month.

Specifically, AITX and its four subsidiaries have an approximated monthly payroll and health insurance cost of $630,000. However, of those expenses approximately 58% (approximately $365,000) are what’s required to fund RAD Inc.’s complete current operations specifically related to the production, sales, and support of its selling solutions limited to AVA™, ROSA™, RIO™, TOM™, RAD Light My Way™ and Firearm Detection. When including approximately $150,000 in additional RAD operating expenses for items such as connectivity expenses, rents, cloud services and related services used by RAD Inc., the total necessary monthly operating expenses total $515,000.

If in September, RAD Inc. maintains that same $515,000 in operating expenses (which is expected) this will be the first month the Company has achieved positive operational cash flow. As this refers only to RAD Inc., it is net of AITX expenses related to its other subsidiaries and AITX-related public company expenses.

“This is a great achievement for any company and delivery of performance and results to our incredible base of shareholders, teammates and clients,” said Steve Reinharz, CEO/CTO of AITX and RAD. “We’re working hard to get to our first million-dollar revenue month and have a path to achieve this by the end of our fiscal year on February 28, 2025.”

AITX spends millions of dollars per year on research and development of new solutions, specifically including ROAMEO™, RADDOG™, RADCam™ and various software initiatives in addition to approximately $500,000 per year in expenses related to remaining a fully SEC reporting company.

“I’m thrilled we have the security of a profitable subsidiary while at the same time making investments that we hope will fill out our entire set of solutions so we can capture as much of the markets are pursuing and creating,” continued Reinharz. “We’re not in this for a $10 million per year company. We’re in this to try to create something exponentially bigger.”

The Company noted that RAD Inc.’s contracted backlog is approximately $175,000 in RMR and notes that it generally does not include the margin earned from pass-through monitoring revenue.

Achieving operational cash flow (OCF) positivity is a significant milestone for any company, but it holds even greater importance for an OTC (Over-the-Counter) stock like RAD’s parent Company, AITX. In the OTC market, where companies are often in the early stages of growth and might not yet have the established revenue streams seen in larger, exchange-listed firms, reaching positive OCF signals to investors that the Company has crossed a crucial threshold.

This milestone not only reflects RAD’s robust business model but also reinforces AITX’s commitment to delivering sustainable value to its shareholders. By achieving operational cash flow positivity, RAD has demonstrated its ability to generate consistent revenue while managing operational costs effectively. This positions RAD as a financially sound and growth-oriented subsidiary within the AITX portfolio.

Operational cash flow is the cash generated from a company’s core business operations, excluding financing or investing activities. It provides a clear picture of whether a company can sustain its operations without relying on external funding. For RAD, achieving positive OCF means the Company is generating enough cash from its business activities to cover its operating expenses and potentially invest in growth.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz